TeleCommunication Systems Reports First Quarter 2010 Results

Revenue Up 29% Year-Over-Year to a Record $91M, EBITDA Up 45% to $16M or $0.24 per Diluted Share, and Net Income of $0.08 per Diluted Share

ANNAPOLIS, MD -- (Marketwire - April 29, 2010) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in highly reliable and secure mobile communication technology, reported results for the first quarter ended March 31, 2010.

First Quarter 2010 Results

  Revenue was a record $90.9 million, an increase of 29% from $70.5 million in the first quarter of 2009.

  Gross profit was $33.5 million, up 33% from $25.2 million in the first quarter of 2009.

  EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) was $16 million or $0.24 per diluted share, up 45% from $11 million or $0.21 per diluted share in the first quarter of 2009 (see discussion about the presentation of EBITDA below).

  Pre-tax income was $5.4 million or $0.08 per diluted share, down from $8 million or $0.16 per diluted share in the first quarter of 2009, reflecting non-cash charges to income arising from 2009 acquisitions.

  Net income was $5 million or $0.08 per diluted share, compared to $4.9 million or $0.10 per diluted share in the first quarter of 2009. Higher 2010 non-cash charges and shares outstanding resulted from 2009 acquisitions.

Summary of Reported Income

                                                Three months ended Mar 31
                                                --------------------------
                                                    2010          2009
                                                ------------  ------------
                                                        (unaudited)
Revenue:                                        $     90,917  $     70,501
                                                ------------  ------------
Income:
EBITDA (see accompanying reconciliation)              16,018        11,013
Non-cash charges                                      (8,576)       (3,017)
                                                ------------  ------------
Income from operations                                 7,442         7,996
Other expense                                         (2,022)          (14)
Tax provision                                           (410)       (3,115)
                                                ------------  ------------
Net Income                                             5,010         4,867
Add back tax-effected convertible debt interest
 expense                                                 671             -
                                                ------------  ------------
Net Income, diluted                             $      5,681  $      4,867
                                                ============  ============

Income per diluted share
EBITDA (see accompanying reconciliation)        $       0.24  $       0.21
Non-cash charges                                       (0.13)        (0.06)
                                                ------------  ------------
Income from operations                                  0.11          0.16
Other expense                                          (0.03)        (0.00)
Tax provision                                          (0.01)        (0.06)
                                                ------------  ------------
Net Income                                              0.08          0.10
Add back tax-effected convertible debt interest
 expense                                                0.00             -
                                                ------------  ------------
Net Income, diluted                             $       0.08  $       0.10
                                                ============  ============
Shares used in calculation - Diluted                  67,245        51,225
                                                ============  ============

Management Commentary

"The first quarter of 2010 is the first full period to include the four services businesses acquired last year, and they contributed well across the board to produce our third consecutive quarter of revenue growth," said Maurice B. Tosé, chairman and CEO. "About two-thirds of our first quarter revenue came from services, consistent with our expectations and plan toward a business mix of more recurring revenues and long-term contracts. The combination of organic growth and contributions from acquired businesses resulted in more than double the gross profit from first quarter services revenue. Wireless subscriber application revenues, particularly based on navigation, are tracking well and are expected to grow substantially, as domestic market penetration moves beyond the present 5 to 6% 'early adopter' level, through revenue sharing, advertising, and bundled business models, to a level of 30, 40 even 50% of wireless subscribers.

"As expected, revenue from system sales, which was all related to pre-acquisition or 'organic' operations, was lower than in last year's unusually strong first quarter. While commercial system revenues were up 10%, as higher location-based systems revenue offset a small decline in SMS, government system shipments were affected by the timing of government project funding during the quarter. We are more confident than ever that our strategy of positioning TCS as an agile end-to-end satcom solution provider is very appealing to our target customers, and that revenue from this category will rebound in the second half of 2010.

"Overall operating cash flows met our expectations for the quarter. TCS has staked out leading positions in the high growth markets for wireless location-based technology, as well as secure satellite-based communication solutions and cyber-security services. Our company is executing well for our customers, and we are confident of generating profitable growth for 2010 and beyond."

First Quarter Financial Highlights

Revenue and Gross Profit (unaudited):

                              Three months ended March 31
             -------------------------------------------------------------
                     2010                 2009            Incr. (Decr.)
             -------------------  -------------------  -------------------
             Coml.  Govt.  Total  Coml.  Govt.  Total  Coml.  Govt.  Total
             -----  -----  -----  -----  -----  -----  -----  -----  -----
Revenue
 ($millions)
  Services   $39.3  $20.6  $59.9  $17.8  $12.8  $30.6  $21.5  $ 7.8  $29.3
  Systems      8.6   22.4   31.0    7.8   32.1   39.9    0.8   (9.7)  (8.9)
             -----  -----  -----  -----  -----  -----  -----  -----  -----
    Total
     revenue $47.9  $43.0  $90.9  $25.6  $44.9  $70.5  $22.3  $(1.9) $20.4
             =====  =====  =====  =====  =====  =====  =====  =====  =====

Gross profit
 ($millions)
  Gross
   profit-
   services  $20.0  $ 5.5  $25.5  $ 9.6  $ 2.6  $12.2  $10.4  $ 2.9  $13.3
    As %
     of rev     51%    27%    43%    54%    20%    40%
  Gross
   profit-
   systems     5.2    2.8    8.0    5.9    7.1   13.0   (0.7)  (4.3)  (5.0)
    As %
     of rev     60%    13%    26%    76%    22%    33%
             -----  -----  -----  -----  -----  -----  -----  -----  -----
   Total
    Gross
    Profit   $25.2  $ 8.3  $33.5  $15.5  $ 9.7  $25.2  $ 9.7  $(1.4) $ 8.3
             =====  =====  =====  =====  =====  =====  =====  =====  =====
    As %
     of rev     53%    19%    37%    61%    22%    36%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial Segment revenue for the first quarter of 2010 was a record $47.9 million, up 87% from $25.6 million in the same year-ago quarter. Commercial Segment gross profit was $25.2 million or 53% of commercial revenue, an improvement from $15.5 million and 61% a year ago. The higher gross profit reflects organic growth in maintenance and E9-1-1 services revenue as well as subscriber applications revenue generated as a result of 2009's Networks in Motion and LocationLogic acquisitions. Gross profit from commercial systems was down as a result of lower sales of licenses for messaging software capacity in the quarter, partly offset by higher location system revenues.

Government Segment Revenue and Gross Profit:

Government Segment services revenue of $20.6 million was up $7.8 million or 61% over the first quarter of 2009, while systems sales were down $9.7 million or 30% from the year-ago quarter, reflecting the timing of government project funding. The company believes its military satcom designs and solutions continue to be highly regarded by the market, and we are confident that as funding mechanisms progress, the company is well-positioned for significant growth in this category.

First quarter 2010 gross profit from government services was $5.5 million or 27% of revenue, up from $2.6 million and 20% a year ago. Total government segment gross profit was down 15% from the first quarter of 2009 due to the lower system shipments.

Operating Costs and Expenses:

R&D: First quarter 2010 R&D expense was $8.5 million (9% of revenue), up $3.6 million from $4.9 million (7% of revenue) in the first quarter of 2009. Our business mix in 2009 includes a larger portfolio of acquired location-based applications and systems in which we are continuing to invest for carriers, new platforms and devices, and telematics. We are also investing for continuing leadership in text messaging and secure satcom technology.

SG&A: First quarter 2010 selling, general and administrative expense was $14.4 million (16% of revenue), up from $10.9 million (15% of revenue) in the first quarter of 2009. Higher SG&A expenditures reflect the expanded scope of operations, and expenditures for process control and efficiency enhancements and legal and professional costs associated with our intellectual property.

Non-cash charges: Total non-cash charges to operating profit were $8.6 million in the first quarter of 2010, compared to $3 million in the same year-ago quarter, due mainly to accounting for acquired intangibles associated with 2009 acquisitions, as well as higher non-cash stock-based compensation expense associated with a larger employee base, resulting mainly from the 2009 acquisitions.

Interest and Income Taxes:

Interest and financing expenses increased in the first quarter of 2010 as a result of the increase in amounts financed in 2009, including the 4.5% convertible debt financing in November, the NIM promissory notes, and the December 2009 bank term loan.

The company recorded a $0.4 million provision for income taxes against pre-tax income of $5.4 million for the first quarter of 2010, representing an effective tax rate of approximately 8%. In the first quarter of 2010, the effective tax rate was low due to a discrete adjustment to a deferred tax asset reserve of $1.8 million against R&D tax credit carryforwards. Excluding this discrete adjustment, we expect the 2010 effective tax rate to be about 39.5%.

Net Income:

Net income for the first quarter of 2010 was $5 million or $0.08 per diluted share, compared to net income of $4.9 million or $0.10 per diluted share in the first quarter of 2009.

Liquidity and Capital Resources:

At March 31, 2010, TCS had $76.4 million of cash and equivalents, compared to $61.4 million at the beginning of the quarter. Funds were generated in the first quarter from $16 million in EBITDA, a $4.3 million decrease in working capital, $1.5 million in proceeds from exercise of employee stock options, and $2.6 million from new lease financing for fixed asset purchases. Uses of cash during the quarter were $6.2 million for capital expenditures including software development, $2.6 million of scheduled debt principal and lease payments, and $0.6 million for cash interest paid. The company had approximately $33 million of unused borrowing availability under its bank line of credit at quarter end. In addition, we have the option until the end of Q3 2010 to draw an additional $10 million term loan from our commercial banks.

Intellectual Property:

TCS was issued one patent during the first quarter. As of March 31, 2010, the company's patent portfolio included 110 patents issued in the U.S. and abroad, and over 310 patent applications pending. The company continued efforts to monetize its patents through licensing and other arrangements, as well as use them to position the company for competitive advantages.

Backlog:

                               12/31/2009 New Orders   Revenue   3/31/2010
                               ---------- ----------  ---------  ----------
Funded Contract Backlog ($mil)
Commercial                     $    240.5 $     35.1  $   (47.9) $    227.7
Government                     $     98.0 $     18.4  $   (43.0) $     73.4
                               ---------- ----------  ---------  ----------
Total Funded Contract  Backlog $    338.5 $     53.5  $   (90.9) $    301.1
Customer Options               $    292.3 $     (7.4)            $    284.9
                               ---------- ----------  ---------  ----------
Total Backlog                  $    630.8 $     46.1  $   (90.9) $    586.0
                               ========== ==========  =========  ==========

Funded contract backlog on March 31, 2010 was approximately $301 million of which the company expects to recognize approximately $198 million in the next 12 months. Total backlog was approximately $586 million at the end of the first quarter of 2010.

Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers), backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. Company backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

About the Presentation of EBITDA

EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

GAAP to non-GAAP Reconciliation               Three months ended March 31
                                              -----------------------------
  (amounts in thousands)                          2010           2009
                                              -------------- --------------
Consolidated Statement of Operations
 Reconciliation per Share-Diluted                     (unaudited)
Net income on a GAAP basis                    $        5,010 $        4,867
  Depreciation and amortization of property
   and equipment                                       1,976          1,454
  Amortization of stock-based compensation             3,122            966
  Amortization of software development costs           2,306            560
  Amortization of acquired intangible assets           1,172             37
                                              -------------- --------------
  Subtotal noncash charges                             8,576          3,017
  Interest, financing, and other costs                 2,022             14
  Provision for income taxes                             410          3,115
                                              -------------- --------------
EBITDA                                        $       16,018 $       11,013
                                              ============== ==============

Consolidated Statement of Operations
 Reconciliation per Share-Diluted
Net Income per share on a GAAP basis          $         0.07 $         0.10
  Depreciation and amortization of property
   and equipment                                        0.03           0.03
  Amortization of stock-based compensation              0.05           0.02
  Amortization of software development costs            0.03           0.01
  Amortization of acquired intangible assets            0.02           0.00
  Interest, financing, and other costs                  0.03           0.00
  Provision for income taxes                            0.01           0.06
                                              -------------- --------------
EBITDA                                        $         0.24 $         0.21
                                              ============== ==============
Shares used in calculation - Diluted                  67,245         51,225
                                              ============== ==============

Conference Call
TCS will hold a conference call later today, Thursday, April 29, 2010 to discuss these financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:

Dial-In Number: 1-800-894-5910
International: 1-785-424-1052
Conference ID#: 7TELECOM

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until May 29, 2010:

Toll-free replay number: 1-800-839-0861
International replay number: 1-402-220-0661
(No passcode required)

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in highly reliable and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Government agencies utilize TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect,'' "intend," "anticipate,'' and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) are made by Mr. Tosé generally, including that our expectation and plan is toward a recurring revenue and long-term contract business mix, that application revenues are tracking well and expected to grow substantially, that we are confident in our end-to-end solution provider strategy, that it is appealing to our customers and that its revenues will rebound in the second half of 2010, that TCS has leading positions in location-based technologies, communication solutions and cyber-security services, that management is confident the company will be generating profitable growth for 2010 and beyond, that management believes the company's military satcom designs and solutions continue to be highly regarded and is confident of being well positioned for significant growth as funding mechanisms progress, that we are investing for continuing leadership in text messaging and secure satcom technology, that we expect our effective tax rate to be about 39.5% in 2010, and that the company expects to recognize any of the reported backlog.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, and to do so at prices that will allow us to continue fund our operations, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products and adequately expand its data centers and data delivery systems, (v) expand its sales and business offerings in the wireless communications industry, (vi) develop software and provide services without any errors or defects and with adequate security threat protections, (vii) protect its intellectual property rights, (viii) have sufficient capital resources to fund its operations, (ix) not incur substantial costs from product liability and IP infringement claims and indemnification demands relating to its software, (x) implement its sales and marketing strategy and (xi) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                 Condensed Consolidated Balance Sheets
                      (amounts in thousands)

                                                           March   December
                                                            31,       31,
                                                           2010      2009
                                                        --------- ---------
                                                       (Unaudited)
Assets
  Current assets:
    Cash and cash equivalents                           $  76,415 $  61,426
    Accounts receivable, net                               67,939    65,476
    Unbilled receivables                                   28,597    23,783
    Inventory                                              13,182     9,331
    Deferred income tax benefit                            10,575     9,507
    Receivable from settlement of patent matter                 -    15,700
    Income tax refund receivable                                -     5,438
    Deferred costs and other current assets                 6,513     8,945
                                                        --------- ---------
        Total current assets                              203,221   199,606

  Property and equipment, net                              24,121    20,734
  Software development costs, net                          41,562    45,384
  Acquired intangible assets, net                          31,755    33,975
  Goodwill                                                164,748   164,350
  Other assets                                              6,817     8,176
                                                        --------- ---------
        Total assets                                    $ 472,224 $ 472,225
                                                        ========= =========

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses               $  56,291 $  72,264
    Deferred revenue                                       21,280     9,938
    Current portion of capital leases and notes payable    40,278    39,731
                                                        --------- ---------
        Total current liabilities                         117,849   121,933

  Capital leases and notes payable, less current          142,856   143,316
  Deferred income taxes                                    11,768    15,435
  Other long-term liability                                 4,370     5,755

  Total stockholders' equity                              195,381   185,786
                                                        --------- ---------
        Total liabilities and stockholders' equity      $ 472,224 $ 472,225
                                                        ========= =========

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                                              Three months ended March 31,
                                              ----------------------------
                                                  2010           2009
                                              -------------  -------------
                                                      (unaudited)
Revenue
  Services                                    $      59,844  $      30,624
  Systems                                            31,073         39,877
                                              -------------  -------------
      Total revenue                                  90,917         70,501
Direct costs of revenue
  Direct cost of services revenue                    34,332         18,369
  Direct cost of systems                             23,036         26,888
                                              -------------  -------------
      Total direct cost of revenue                   57,368         45,257
  Services gross profit                              25,512         12,255
    As a % of revenue                                    43%            40%
  Systems gross profit                                8,037         12,989
    As a % of revenue                                    26%            33%
                                              -------------  -------------
      Total gross profit                             33,549         25,244
        Total gross profit as a % of revenue             37%            36%
Operating costs and expenses
  Research and development expense                    8,518          4,874
  Sales and marketing expense                         5,979          3,991
  General and administrative expense                  8,462          6,892
  Depreciation and amortization of property
   and equipment                                      1,976          1,454
  Amortization of acquired intangible assets          1,172             37
                                              -------------  -------------
    Total operating costs and expenses               26,107         17,248
                                              -------------  -------------
Income from operations                                7,442          7,996
Interest expense                                     (2,352)          (188)
Amortization debt issuance expenses                    (160)            (5)
Other income, net                                       490            179
                                              -------------  -------------
Income before income taxes                            5,420          7,982
Provision for income taxes                             (410)        (3,115)
                                              -------------  -------------
Net income                                    $       5,010  $       4,867
                                              =============  =============
Net income per share-basic                    $        0.10  $        0.11
                                              =============  =============

Add back tax-effected convertible debt
 interest expense to net income for diluted
 EPS                                          $         671  $           -
                                              -------------  -------------

Net income per share-diluted                  $        0.08  $        0.10
                                              =============  =============
Weighted average shares outstanding-basic            52,654         45,567
                                              =============  =============
Weighted average shares outstanding-diluted          67,245         51,225
                                              =============  =============

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Nicole Nolte
Media Contact
Welz & Weisel Communications
Tel 703-218-3555
nicole@w2comm.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
info@liolios.com